Exhibit 10.71

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

AMENDMENT NO. 3 TO LICENSING AGREEMENT

This Amendment No. 3 to Licensing Agreement (the “Third Amendment”) amends, effective August 30, 2002, the LICENSING AGREEMENT, itself effective as of March 31, 2000 and previously amended first as of May 9, 2000 and second as of December 4, 2001  (as so twice amended, the “Agreement”) originally by and among GILEAD SCIENCES, INC., a Delaware corporation with its principal office located at 333 Lakeside Drive, Foster City, CA 94404 (“Gilead”), and its wholly-owned subsidiary, NEXSTAR PHARMACEUTICALS, INC., a Delaware corporation, on the one hand, and EYETECH PHARMACEUTICALS, INC., a Delaware corporation with its principal office as of the date hereof located at 500 Seventh Avenue, 18th Floor, New York, New York 10018 (“EyeTech”), on the other hand, and currently between Gilead and EyeTech.  All capitalized terms used herein and not otherwise defined shall have the meanings given in the Agreement.  All references to “Sections” and “Articles” are to sections and articles of the Agreement unless otherwise specified below.

The Parties hereby amend the Agreement as follows:

1.               The definition of Net Sales is deleted in its entirety and replaced with the following:

“‘Net Sales’ shall mean, with respect to the Product, the gross amount billed or invoiced by EyeTech, its Affiliates or sublicensees to Third Parties for Products and Combination Products (defined below), less the following deductions to the extent included in such billed or invoiced or credited amounts:

(a)          trade, quantity and cash discounts allowed, but expressly excluding discounts or allowances offered as part of a package of products that includes a Product sold by EyeTech, its Affiliates or sublicensees;

(b)         refunds, chargebacks and any other allowances which effectively reduce the net selling price;

(c)          actual product returns, credits and allowances allowed to customers;

(d)         rebates actually paid or credited to any governmental agency (or branch thereof) or to any Third Party payor, administrator or contractee;

(e)          discounts mandated by, or granted to meet the requirements of, applicable state, provincial or federal law, wholesaler, including required chargebacks and retroactive price reductions;

(f)            transportation, freight, postage charges and other charges such as insurance, relating thereto, in each case included as a specific line item on an invoice to such Third Parties; and

(g)         taxes, excises or other governmental charges upon or measured by the production, sale, transportation, delivery or use of goods, in each case included as a specific line item on an invoice to such Third Parties.

If any such sales to Third Parties are made in transactions that are not at arm’s length between the buyer and the seller, then the gross amount to be included in the calculation of Net Sales shall be the amount that would have been invoiced had the transaction been conducted at arm’s length.  Such amount that would have been invoiced shall be determined, wherever possible, by reference to the average selling price of the relevant Product in arm’s-length transactions in the relevant country.

If EyeTech, its Affiliate or sublicensee sells a Product in unfinished form to a Third Party for resale, then the gross amount to be included in the calculation of Net Sales arising from such sale shall be the amount invoiced by the Third Party upon resale, in lieu of the amount invoiced by EyeTech, its Affiliates or sublicensee when selling the Product in unfinished form.  Otherwise, where EyeTech, its Affiliate or sublicensee sells a Product in finished form to a Third Party that does not require a sublicense under the Licensed Patents for further resale (a distributor) (each such Third Party hereinafter a “Distributor”), the amount to be included in the calculation of Net Sales shall be the price invoiced from EyeTech or its Affiliate or sublicensee to the Third Party, not the amount invoiced by the Third Party upon resale.

If, in addition to or in lieu of a transfer price paid for quantities of Product supplied, any Distributor provides consideration to EyeTech, its Affiliate or sublicensee in connection with any Product or the Distributor’s rights or relationship with EyeTech, its Affiliate or sublicensee in relation thereto, then such consideration shall be included in the calculation of Net Sales in the calendar quarter in which it becomes due to EyeTech or its Affiliate or sublicensee (as applicable).

Notwithstanding the foregoing, amounts received by EyeTech, or its Affiliates or sublicensees, for the sale of Products among EyeTech and its Affiliates or sublicensees for resale shall not be included in the computation of Net Sales hereunder.

Net Sales shall be determined from books and records maintained in accordance with GAAP, consistently applied throughout the organization and across all products of the entity whose sales of Product are giving rise to Net Sales.

If any Product (i) contains or is sold with a therapeutically active ingredient other than NX1838 (such therapeutically active ingredient an “Other Active”), regardless of whether they are coformulated or physically packaged together, or (ii) is sold with a mechanical or pharmacological delivery system for the delivery of such Product (such system, a “Delivery System), (such a Product including and together with the Other Active or Delivery System, a “Combination Product”) then Net Sales from the Combination Product shall be determined by multiplying the Net Sales of the Combination Product (as determined without reference to the calculations of this paragraph) by the fraction A/(A+B), where A is the average sale price of a Product of the same formulation and dosage when not sold as part of a Combination Product, and B is the average sale price of the Other Active or Delivery System when sold separately, or, only if the value of B cannot be determined, where A+B is the average sales price of the Combination Product.  If A and B can be determined, in no event will the sales price of the Combination Product be less than the sum of A and B.  If both A and B, and A+B, cannot be determined, then C/(C+D) shall be substituted for A/(A+B) in such calculation, where C is EyeTech’s cost of goods of the Product and D is EyeTech’s cost of goods for the Other Active or Delivery System, determined in accordance with the method of accounting normally employed by EyeTech in computing cost of goods sold (which must be in accordance with GAAP consistently applied throughout EyeTech), provided, however, that the minimum value of such fraction as used in the calculation of Net Sales shall be 0.9.  All average prices, for purposes of this paragraph, shall be determined on a country-by-country and product-by-product basis.

For clarity and without limiting the generality of the foregoing, the inclusion of  PEG (polyethylene gylcol)  in a Product, because PEG is not a therapeutically active molecule, will not in itself be deemed to result in a Combination Product for purposes of the foregoing paragraph.”

2.               The phrase “with a right to sublicense to its Affiliates or (subject to Section 2.4) to any other Person” in Section 2.1 is deleted and replaced with the following: “with a right (subject to Section 2.4) to sublicense to its Affiliates or to any other Person.”

3.               In Section 2.5, the phrase “EyeTech Know-How and EyeTech Patents” in the nineteenth (19th) line is deleted and replaced with the following:  “EyeTech Rights.”

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

4.               The following words are included in the sentence that is the text of Section 2.3, at the end of the sentence:  “within the scope of the license granted EyeTech in Section 2.1.”

5.               Section 3.3(b) is deleted in its entirety and replaced with the following:

“Offset.  Notwithstanding the foregoing, on a country-by-country and Product-by-Product basis, EyeTech may credit against Royalties otherwise due hereunder on Net Sales of such Product in such country [*] percent in any calendar quarter ([*]%) of any royalties it must pay to any Third Party on sales of such Product in such country in such calendar quarter: (1) pursuant to any licenses necessary to practice the License; or (2) resulting from any litigation (including settlement thereof) under Section 6.16; provided, however, for purposes of this Section 3.3(b) that the applicable royalty rates used for calculation of Royalties payable to Gilead shall not be reduced to less than [*] percent ([*]%) of the royalty rate(s) otherwise applicable pursuant to Section 3.3(a).”

6.               The following is inserted between the first and second sentences of Section 3.7:  “EyeTech shall promptly remit any amounts so withheld to the appropriate governmental authority and provide Gilead with written evidence of such payment.”

7.               Section 4.6 is deleted in its entirety and replaced with the following:

“Accrued Rights and Obligations; Survival.  Termination or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination or expiration, including damages arising from any breach hereunder.  The following provisions of this Agreement shall survive any expiration or termination of this Agreement:  Sections 2.3, 3.6, 4.2, 4.6, 5, 6.3, 6.4, 6.5, 6.9, 6.11(a), 6.12, 6.18, 7, and 8.  In addition, the following provisions of this Agreement shall survive the expiration of this Agreement to the extent that the license granted to EyeTech pursuant to Section 4.2 is in effect: Sections 3.4  through 3.9, 4.3, 4.5, 6.2, 6.7(c)-(e), 6.8, 6.9, 6.11(b), 6.11(c), 6.11(d), 6.13, 6.16 and 6.17(a).”

8.               The last sentence of Section 6.13 is deleted in its entirety and changed to read as follows: “Except as otherwise permitted by this Agreement or required by law, Gilead shall refrain from granting any right to any Third Party relating to NX1838, the Licensed Patents or the Transferred Assets that would, in any manner, violate the terms of or conflict with the rights granted to EyeTech pursuant to this Agreement.

9.               The phrase “distribution,” is inserted immediately prior to “administration” in the second (2nd) line of Section 7.1(b)(3).

10.         Section 8.2, “Notices” is changed to show EyeTech’s address as follows:  EyeTech Pharmaceuticals, Inc., 500 Seventh Avenue, 18th Floor, New York, New York  10018, Facsimile:  212-997-9251, attn:  Chief Executive Officer.

11.         The Agreement, as amended by this Third Amendment, remains in full force and effect according to its terms.

12.         Article 18 shall apply to this Third Amendment as if set forth herein in its entirety.

IN WITNESS WHEREOF, the Parties have caused this Third Amendment to be duly executed and delivered as of the day and year first above written.

GILEAD SCIENCES, INC.		EYETECH PHARMACEUTICALS, INC.

By:	/s/ Gregg Alton	By:	/s/ David Guyer

	Gregg Alton		David Guyer

	Vice President and General Counsel		Chief Executive Officer